PURCHASER DISCLOSURE SCHEDULES
                                       TO
                            STOCK PURCHASE AGREEMENT

(Prepared in connection with the Stock Purchase Agreement dated as of December 29, 2005 among Digicorp, a Utah Corporation, Rebel Crew Films, Inc., a California corporation, Rebel Holdings, LLC, a California limited liability company and Cesar Chatel (the "Stock Purchase Agreement"). Capitalized terms not defined herein shall have the meaning given to such terms in the Stock Purchase Agreement.)

                                DECEMBER 29, 2005

                                  SCHEDULE 6.9
                         ABSENCE OF CERTAIN DEVELOPMENTS

      Effective July 20, 2005, the Board of Directors of the Purchaser approved the Purchaser's Stock Option and Restricted Stock Plan (the "Plan"). Under the Plan, the Purchaser can issue restricted shares of common stock, options to purchase shares of common stock (both incentive stock options and non-incentive stock options) and warrants to purchase shares of common stock to employees, directors and consultants. The number of shares subject to the Plan may not exceed 15,000,000 shares. The Plan will be administered by the Purchaser's Compensation Committee. See Form 8-K filed on Dec. 22, 2005 for a copy of the plan.

      On September 20, 2005, the Purchaser entered into an employment agreement with Philip Gatch documenting the terms of his employment as the Purchaser's Chief Technology Officer. The term of the employment continues for 36 months from September 20, 2005 and automatically renews for successive one-year terms unless either party delivers to the other party written notice of termination at least 30 days before the end of the then current term. Mr. Gatch's base compensation under the agreement is $95,000 in cash per year and $45,000 in a restricted stock grants each year. Prior to signing the employment agreement, the Purchaser granted Mr. Gatch options entitling him to purchase 250,000 shares of the Purchaser's common stock vesting annually over three years with a strike price of $0.25 per share, which stock options are reflected in the employment agreement. Mr. Gatch is also eligible to receive an annual bonus determined by the Purchaser's chief executive officer based on the performance of the Purchaser. In addition, Mr. Gatch was granted rights for three years to (a) veto a chief executive officer candidate as a replacement to Milton "Todd" Ault, III, and (b) veto a decision to sell the Purchaser or any of its core assets or technologies related to the iCodemedia suite of websites and internet properties and all related intellectual property (the "iCodemedia Assets") in the event the Purchaser sells for less than $50,000,000. If Mr. Gatch's employment is terminated for any reason, the veto rights will be forfeited. The agreement also contains customary provisions for disability, death, confidentiality, indemnification and non-competition. If Mr. Gatch voluntarily terminates the agreement or if the Purchaser terminates the agreement for cause, Mr. Gatch will not be entitled to any compensation for the period between the effective termination date and the end of the employment term and all unvested restricted stock and stock options will be forfeited. If the Purchaser voluntarily terminates the agreement without cause, the Purchaser must pay Mr. Gatch a cash sum equal to (a) all accrued base salary through the date of termination plus all accrued vacation pay and cash bonuses, if any, plus (b) as severance compensation, 500,000 unrestricted shares of common stock and $250,000 cash. In the event of a merger, consolidation, sale, or change of control, the surviving or resulting company is required to honor the terms of the agreement with Mr. Gatch. See Form 8-K filed on Sept. 22, 2005 for a copy of employment agreement.

      In connection with the development of the Icodemedia Assets the Purchaser has incurred a liability of approx. $152,000 to EAI Technologies.

      On October 25, 2005, the Purchaser engaged the firm of Peterson & Co. to serve as its independent registered public accountants for the fiscal year ending June 30, 2006. On October 27, 2005, the Purchaser notified Jones Simkins, P.C. that it was terminating Jones Simkins' services as the Purchaser's independent registered public accountants.

      As reported in a Form 8-K filed by the Purchaser on May 24, 2005, on May 18, 2005, the Purchaser sold 2,941,176 shares of common stock and warrants (the "May Warrants") to purchase an aggregate of 3,000,000 shares of common stock with exercise prices ranging from $0.25 to $1.50 per share to Bodnar Capital Management, LLC. On October 27, 2005, the Purchaser entered into an agreement with Bodnar Capital Management, LLC to cancel the May Warrants in exchange for the issuance by the Purchaser of a warrant to purchase 500,000 shares of common stock with a an exercise price of $0.01 per share exercisable for a period of five years.

      On December 28, 2005, the Purchaser entered into an agreement granting piggy-back registration rights to Patient Safety Technologies, Inc. and Alan Morelli with respect to an aggregate of 1,224,000 shares of Purchaser's common stock. The Purchaser also agreed to redeem and re-issue such 1,224,000 shares of Purchaser's common stock if the resale of such shares is not registered by June 30, 2005.

      Between September 2005 and October 2005, Jay Rifkin loaned an aggregate total principal amount of $73,000 to the Company. The Purchaser has agreed to repay the $73,000 to Mr. Rifkin.

                                  SCHEDULE 6.10
                                      TAXES

Taxable years for which the Purchaser has provided tax returns to the Company and Sellers:

            June 30, 2002
            June 30, 2003
            June 30, 2004

Material Taxes:

            U.S. Corporation Federal Income Tax Return
            Utah Corporation Franchise or Income Tax Return

Claims for Taxes by Taxing Authorities in Jurisdictions where Purchaser does not File Tax Returns:

      None.

                                  SCHEDULE 6.11
                                  REAL PROPERTY

      None.

                                  SCHEDULE 6.12
                           TANGIBLE PERSONAL PROPERTY

      None.

                                  SCHEDULE 6.13
                               INTANGIBLE PROPERTY

      Intangible property purchased and or developed that directly relates to the acquisition of the Icodemedia Assets. In connection with the development of the Icodemedia Assets the Purchaser has incurred a liability of approx. $152,000 to EAI Technologies.

                                  SCHEDULE 6.15
                                EMPLOYEE BENEFITS

      Effective July 20, 2005, the Board of Directors of the Purchaser approved the Purchaser's Stock Option and Restricted Stock Plan (the "Plan"). Under the Plan, the Purchaser can issue restricted shares of common stock, options to purchase shares of common stock (both incentive stock options and non-incentive stock options) and warrants to purchase shares of common stock to employees, directors and consultants. The number of shares subject to the Plan may not exceed 15,000,000 shares. The Plan will be administered by the Purchaser's Compensation Committee. See Form 8-K filed on Dec. 22, 2005 for a copy of the plan.

      On September 20, 2005, the Purchaser entered into an employment agreement with Philip Gatch documenting the terms of his employment as the Purchaser's Chief Technology Officer. The term of the employment continues for 36 months from September 20, 2005 and automatically renews for successive one-year terms unless either party delivers to the other party written notice of termination at least 30 days before the end of the then current term. Mr. Gatch's base compensation under the agreement is $95,000 in cash per year and $45,000 in a restricted stock grants each year. Prior to signing the employment agreement, the Purchaser granted Mr. Gatch options entitling him to purchase 250,000 shares of the Purchaser's common stock vesting annually over three years with a strike price of $0.25 per share, which stock options are reflected in the employment agreement. Mr. Gatch is also eligible to receive an annual bonus determined by the Purchaser's chief executive officer based on the performance of the Purchaser. In addition, Mr. Gatch was granted rights for three years to (a) veto a chief executive officer candidate as a replacement to Milton "Todd" Ault, III, and (b) veto a decision to sell the Purchaser or any of its core assets or technologies related to the iCodemedia suite of websites and internet properties and all related intellectual property in the event the Purchaser sells for less than $50,000,000. If Mr. Gatch's employment is terminated for any reason, the veto rights will be forfeited. The agreement also contains customary provisions for disability, death, confidentiality, indemnification and non-competition. If Mr. Gatch voluntarily terminates the agreement or if the Purchaser terminates the agreement for cause, Mr. Gatch will not be entitled to any compensation for the period between the effective termination date and the end of the employment term and all unvested restricted stock and stock options will be forfeited. If the Purchaser voluntarily terminates the agreement without cause, the Purchaser must pay Mr. Gatch a cash sum equal to (a) all accrued base salary through the date of termination plus all accrued vacation pay and cash bonuses, if any, plus
(b) as severance compensation, 500,000 unrestricted shares of common stock and $250,000 cash. In the event of a merger, consolidation, sale, or change of control, the surviving or resulting company is required to honor the terms of the agreement with Mr. Gatch. See Form 8-K filed on Sept. 22, 2005 for a copy of employment agreement

                                  SCHEDULE 6.20
                                    INSURANCE

Workman's Comp Insurance:  Zurich-American Ins. Co., Policy # WC 45-76-489-01

                                 Expires 7/1/06

Health Insurance: United Health Care, Policy # 184514, Expires 7/1/06 Dental Insurance: MetLife, Policy # 101125, Expires 7/1/06
Long Term and Short Term Disability: Paid through the State of California Life Insurance: MetLife, Policy # 462919, Expires 7/1/06

Executive and Organization Liability Insurance: National Union Fire Ins. Co. of Pittsburg, PA
Policy # 004941482, Expires 9/29/06

Chubb Group Insurance Companies (Expire on 12/7/06):
General Liability Policy # 35295206
Automobile Liability Policy # 73183432
Excess Liability Umbrella Policy # 79658385

                                  SCHEDULE 6.23
                                      BANKS

JPMorgan Chase Bank
Attn:  Melissa Nawotniak
726 Madison Avenue
New York, New York, 10021
(212)745-1315
Checking Acct #:  904-117790
Money Market Acct #: 904-118207
Signors:  William B. Horne
          Lynne Silverstein

Bear Stearns Securities Corp.
1 Metrotech Center North
Brooklyn, NY 11201
Account:  130-46006 099
Authorized Signatory:  William B. Horne
                       Jay Rifkin

                          COMPANY DISCLOSURE SCHEDULES

                                   SECTION 4.3
                                 CAPITALIZATION

                                      None.

                                   SECTION 4.4
                                  SUBSIDIARIES

                                      None.

                                   SECTION 4.9
                         ABSENCE OF CERTAIN DEVELOPMENTS

                                      None.

                                  SECTION 4.10
                                      TAXES

List of material types of taxes paid and material types of tax returns filed:

Tax Returns filed:
2002
- US Corporation Income Tax Return - no activity - California Corporation Income Tax Return - no activity 2003 - - US Corporation Income Tax Return - negative taxable income - California Corporation Income Tax Return - paid $800 2004 - - US Corporation Income Tax Return - negative taxable income - California Corporation Income Tax Return - paid $892

                                  SECTION 4.11
                                  REAL PROPERTY

See Property Lease referred to in Section 4.14 of the Company Disclosure Schedules.

                                  SECTION 4.12
                           TANGIBLE PERSONAL PROPERTY

No personal property involving personal payments of at least $25,000 a year.

                                  SECTION 4.13
                               INTANGIBLE PROPERTY

BRAND MARKS/BRAND NAMES

LICENSES:

REBEL CREW FILMS:
1.    Cine Producciones Molinar S.A. de C.V., dated 10/01/2002
2.    Cinematografica R.A. De C.V., dated  01/06/2003
3.    Dibujos Animados Mexicanos, S.A., dated 04/06/2004
4.    New Latin Image Corp., dated 01/08/2005 (1)
5.    New Latin Image Corp., dated 01/08/2005 (2)
6.    Productora Filmica Real S.A., dated 02/15/2005
7.    Productora Filmica Real S.A. 10/12/2005
8.    Ultra Films Industries, Inc., dated 12/26/2002

REBEL HOLDINGS LLC
1. Mario Moreno Ivanova, dated 02/14/2005 2. New Latin Image Corp. , dated 03/23/2005 3. Rene Cardona Chavez, dated 06/01/2005 4. Ultra Films Industries, Inc. , dated 08/08/2005

                                  SECTION 4.14
                           COMPANY MATERIAL CONTRACTS

PROPERTY LEASE

      A Standard Industrial/Commercial lease was executed between The Welk Group, Inc. and Rebel Crew Films, Inc on July 18, 2005. The property is located at 4143 Glencoe Avenue, Marina Del Rey, County of Los Angeles, State of California with zip code of 90292. The area is approximately 3,800 rentable square feet, more or less, and includes 8 or 9 parking slots, depending on striping. The term is 7 years and 2 months commencing August 1, 2005 and ending Sept. 30, 2012. It will have a base rent of $5,890 per month payable on the first day of each month commencing August 15, 2005.

DISTRIBUTION CONTRACTS

1. BCI Eclipse, dated 08/19/2003
2. VAS Entertainment/Rise Above Entertainment: Santo Infraterrestre, dated 11/15/2002 3. VAS Entertainment/Rise Above Entertainment: Santo Programs, dated 12/31/2002

                                  SECTION 4.15
                                EMPLOYEE BENEFITS

                                      None.

                                  SECTION 4.16
                                      LABOR

                                      None.

                                  SECTION 4.17
                                   LITIGATION

PENDING SETTLEMENTS:

1.    MARIO MORENO IVANOVA

      Insufficient Chain of Title documentation for eight (8) films relating to the contract: Mario Moreno Ivanova, dated 02/14/2005. Settlement discussions are ongoing.

2.    SHERMAN AND NATHANSON

      On September 1, 2005, Sherman & Nathanson, P.C. filed a collection action against the Company seeking to recover $4,927.00, plus interest and attorney's fees, for legal services allegedly rendered by them for the Company. The Company has caused the matter to be referred for resolution by binding arbitration and intends to vigorously contest their claim. It is not possible to provide an evaluation of the likelihood of an unfavorable outcome at this time, but if the outcome is unfavorable, it is unlikely that the amount of the potential loss will exceed $7,500.00.

3.   SPEISER

      On or about April 28, 2005, a transaction was effected pursuant to which Elliott Speiser, the former owner of 10% of the Company's authorized, issued and outstanding shares, sold his shares of the Company to Rebel Holdings LLC ("Holdings"). Commencing on or about November 21, 2005, Mr. Speiser has alleged his signature was forged on the documents pursuant to which he sold his shares of the Company to Holdings and that a fraud allegedly took place in which Mr. Chatel participated. No suit on these claims has as yet been filed by Mr. Speiser. The Company denies and refutes Mr. Speiser's claims and intends to vigorously contest any suit which Mr. Speiser might file against it or its agents, including Mr. Chatel. It is not possible to provide an evaluation of the likelihood of an unfavorable outcome at this time, nor is it possible to provide an estimate at this time of the amount or range of potential loss.

4. FELIPE MARINO

      A demand was made to Felipe Marino on October 18, 2005 for the immediate payment of a promissory note for the sum of $1,500 due September 15, 2005.

                                  SECTION 4.19
                              ENVIRONMENTAL MATTERS

                                      None.

                                  SECTION 4.20
                                    INSURANCE

LIABILITY INSURANCE:

PRODUCER:
Wheatman Insurance Services LLC
License #0C36866
6345 Balboa Blvd., Suite 285
Encino, CA 91316

INSURER: Hartford Insurance Group

Type of Insurance: Commercial General Liability
Policy Number 72SBAG8174
Effective Date:  8/01/2005 to 8/01/2006

LIMITS:
Each Occurrence = 1,000,000
Damage to Rented Premise = 300,000
Med exp (any one person) = 10,000
Personal & Adv Injury: 1,000,000
General Aggregate: 2,000,000
Products - Comp/OP/AGG : 1,000,000

OTHER TYPE OF INSURANCE: Bus. Personal Property; Business Income
Limits: $30,000/$1,000 deductible; Actual Loss Sustain - 12 months

                                  SECTION 4.22
                           RELATED PARTY TRANSACTIONS

1) Inducement Agreement between Cesar Chatel and Rebel Crew Films with Jay Rifkin and Rebel Holdings LLC, dated October 3, 2005.
2) Stock Purchase Agreement among Jay Rifkin, or nominee, as the Purchaser, Rebel Crew Films, Inc., as the Company, and Cesar Chatel and Robert Arevalo, as the Shareholders, dated November 30, 2004 (the "Stock Purchase Agreement")
3) First Amendment to Stock Purchase Agreement dated effective January 15, 2005 (the "First Amendment to Stock Purchase Agreement")
4) Security Agreement, dated November 30, 2004, executed and delivered pursuant to the Stock Purchase Agreement
5) Personal Guaranty of Cesar Chatel, dated November 30, 2004, executed and delivered pursuant to the Stock Purchase Agreement
6) Revised Personal Guaranty of Cesar Chatel, dated November 30, 2004 executed and delivered pursuant to the First Amendment to Stock Purchase Agreement
7) Personal Guaranty of Robert Arevalo, dated November 30, 2004, executed and delivered pursuant to the Stock Purchase Agreement
8) Revised Personal Guaranty of Robert Arevalo, dated November 30, 2004, executed and delivered pursuant to the First Amendment to Stock Purchase Agreement
9) Sub-Distribution Agreement, dated November 30, 2004 ("the Sub-distribution Agreement") between Rebel Crew Films, Inc. and Jay Rifkin executed and delivered pursuant to the Stock Purchase Agreement.
10) First Amendment to Sub-Distribution Agreement, dated January__, 2005, between Rebel Holdings LLC and Rebel Crew Films, Inc.
11) Second Amendment to Sub-Distribution Agreement, dated January__, 2005, between Rebel Holdings LLC and Rebel Crew Films, Inc.
12) Stock Purchase Agreement, dated April 28, 2005 between Rebel Holdings LLC, as Purchaser, and J. Scott Lowry, as Seller
13) Stock Purchase Agreement, dated April 28, 2005 between Rebel Holdings LLC, as Purchaser, and J. Elliot R. Speiser, as Seller
14) Stock Purchase Agreement, dated May 16, 2005 between Rebel Holdings LLC, as Purchaser, and Robert Arevalo, as Seller
15) Finder's Fee Agreement, dated May 11, 2005 between Rebel Holdings LLC, as the Company and Robert Arevalo, as the Finder
16) Share Purchase Side-Letter signed by Cesar Chatel and Robert Arevalo, dated April 7, 2005

                                  SECTION 4.23
                                      BANKS

Bank:

Account Name: Rebel Crew Films, Inc.
Account # 724-2253990
WELLS FARGO
13400 Washington Blvd.
Marina Del Rey, CA 90292
Tel: (310) 578 4100
Fax: (310) 578 4104